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                                                                       EXHIBIT 4


                      BRIDGE FINANCING AMENDMENT AGREEMENT


         This Bridge Financing Amendment Agreement ("Amendment Agreement") is entered into as of March 20, 2002, by Lithium Technology Corporation ("LTC") and Arch Hill Capital N.V. ("ARCH") (LTC and Arch collectively referred to herein as the "Parties").


                                    RECITALS


         WHEREAS, the Parties have executed a Bridge Financing Agreement dated December 31, 2001 (the "Agreement") and LTC has issued Notes to Arch under such Agreement (the "Notes"); and

         WHEREAS, Section 4 of the Agreement and Section 1 of the Notes, provides that the entire principal balance and all other sums due and payable under this Note shall be payable on the earlier of (i) the closing date of the Financing, and (ii) March 31, 2002 (the "Maturity Date"),

         WHEREAS, the Parties have agreed to extend the Maturity Date to May 31, 2002.

     NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

         1. Section 4 of the Agreement and Section 1 of the Notes shall be amended to read as follows:

         " the entire principal balance and all other sums due and payable under this Note shall be payable on the earlier of (i) the closing date of the Financing, and (ii) May 31, 2002 (the "Maturity Date")."

         2. All other terms and conditions of the Agreement and the Notes shall remain the same and shall continue to have the same force and effect as originally written.
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         IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement as of the date first above written.


LITHIUM TECHNOLOGY CORPORATION



By:  /s/   David J. Cade
     ------------------------------------
     David J. Cade
     Chairman and Chief Executive Officer



ARCH HILL CAPITAL N.V.



By:  /s/  H.H. van Andel
     ------------------------------------
     H.H. van Andel
     Chief Executive Officer